                                                                    Exhibit 99.1


              ELECTROGLAS FINALIZES KNIGHTS TECHNOLOGY ACQUISITION

SANTA CLARA, Calif., MAY 22, 1997 -- Electroglas, Inc. (Nasdaq:EGLS), a market-leading supplier of automatic wafer probing and information management products to the global semiconductor industry and pioneer of fully integrated sort floor networked communications, today announced that it has finalized its acquisition of Sunnyvale, Calif.-based Knights Technology. According to Electroglas Chief Executive Officer Curt Wozniak, the strategic acquisition broadens Electroglas' existing portfolio of technology solutions -- adding critical yield management software specifically designed to help global chipmakers improve yield, reduce cost and speed time to market for new semiconductor products.

In accordance with the terms outlined in the definitive acquisition agreement (announced March 13, 1997) Knights became a wholly owned Electroglas subsidiary earlier this week. "We are now focusing on bringing this suite of advanced yield management software products to chipmakers worldwide to tap an increasing share of the growing yield management market," affirmed Wozniak. "At the same time, we plan to capitalize on the synergistic capabilities these products bring to our existing portfolio of sort/test floor software with the ultimate goal of creating the industry's first centralized yield enhancement system linking design, manufacturing and test to further boost the end value of test data."

Except for statements of historical fact, the statements in this press release are forward-looking. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include semiconductor industry cycles, risks associated with the acceptance of new products and product capabilities, and other factors detailed in the Company's reports on Forms 10-K and 10-Q, and annual report to shareholders.

ABOUT ELECTROGLAS: Founded in 1960, Electroglas, Inc. is a world-leading supplier of the automated wafer-probing products and information management products that semiconductor manufacturers rely on to sort and classify integrated circuits. The company's products position semiconductor devices that are still in wafer form under contact probes to facilitate accurate, rapid, reliable testing, and manage information collected during the testing process. Electroglas' common stock is traded on the Nasdaq National Market under the trading symbol EGLS. Electroglas' home page on the World Wide Web is located at http://www.electroglas.com



                                      -4-